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                                                                     EXHIBIT 5.1

                               Baker Botts L.L.P.
                                 One Shell Plaza
                                  910 Louisiana
                              Houston, Texas 77002
                                  713-229-1234
                                FAX 713-229-1522

October 19, 2001

Pride International, Inc.
5847 San Felipe, Suite 3300
Houston, Texas  77057

Ladies and Gentlemen:

            As set forth in Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") to the Registration Statement on Form S-4 (Registration Nos. 333-66644 and 333-66644-01) to be filed by Pride International, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to 19,413,815 shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Common Stock"), certain legal matters in connection with the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Post-Effective Amendment.

            As of the effective time (the "Effective Time") of the merger of Pride International, Inc., a Louisiana corporation ("Pride Louisiana"), with and into the Company, with the Company surviving (the "Reincorporation Merger"), pursuant to and in accordance with the Agreement and Plan of Merger, dated as of May 23, 2001 (as amended, the "Merger Agreement"), by and among Pride Louisiana, the Company, Marine Drilling Companies, Inc., a Texas corporation, and AM Merger, Inc., a Delaware corporation, the Shares included (i) 10,118,035 shares (the "Option Shares") reserved for issuance pursuant to options to purchase Common Stock assumed by the Company in the Reincorporation Merger (collectively, the "Company Options"); (ii) 8,925,381 shares (the "Employee Plan Shares") reserved for issuance pursuant to awards to be granted under the Pride International, Inc. 1998 Long-Term Incentive Plan and 1993 Directors' Stock Option Plan (collectively, the "Employee Plans"); and (iii) 370,399 shares (the "Stock Purchase Plan Shares") reserved for issuance pursuant to the Pride International, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Option Shares were originally issued pursuant to the Pride International, Inc. 1988 Long-Term Incentive Plan, 1998 Long-Term Incentive Plan and 1993 Directors' Stock Option Plan, the Marine Drilling Companies, Inc. 1992 Long-Term Incentive Plan, 1995 Non-Employee Directors' Plan and 2001 Stock Incentive Plan and the Forasol-Foramer N.V. 1996 Long-Term Incentive Plan (collectively, the "Predecessor Plans").

            In connection with this opinion, we have examined the Merger Agreement, the Company's Certificate of Incorporation and Bylaws, each as amended to date, the Employee Plans, the Stock Purchase Plan, and originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by


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BAKER BOTTS L.L.P.
Pride International, Inc.              2                        October 19, 2001


the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

            In rendering this opinion, we have assumed that, immediately prior to the Effective Time, Pride Louisiana was a corporation duly organized and validly existing in good standing under the laws of the State of Louisiana and that all options outstanding immediately prior to the Effective Time assumed by the Company in the Reincorporation Merger were duly authorized and validly granted in accordance with the applicable Predecessor Plan. For purposes of paragraphs 2, 3 and 4 below, we have assumed that the consideration received by the Company for the Option Shares, the Employee Plan Shares and the Stock Purchase Plan Shares will not be less than the par value of the Shares.

            On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:

            1. The Company is a corporation organized and validly existing in good standing under the laws of the State of Delaware.

            2. The Option Shares issuable pursuant to the Company Options have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of the Option Shares from time to time pursuant to the terms of a particular Company Option for the consideration established pursuant to the terms thereof and otherwise in accordance with the terms and conditions of such Company Option, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors or a duly constituted and acting committee thereof as provided therein, and the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

            3. When issued by the Company pursuant to the provisions of the applicable Employee Plan following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and acting committee thereof as provided in and in accordance with such Employee Plan, the Employee Plan Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of such Employee Plan and otherwise in accordance with the terms and


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BAKER BOTTS L.L.P.
Pride International, Inc.              3                        October 19, 2001


      conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors or a duly constituted and acting committee thereof as provided therein, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

            4. With respect to the Stock Purchase Plan Shares that are to be issued either as newly issued shares or as treasury shares by the Company, such Shares have been duly authorized and, when issued in accordance with the terms and provisions of the Stock Purchase Plan, will be validly issued, fully paid and nonassessable.

            The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware.

            We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Post-Effective Amendment. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                           Very truly yours,

                                           Baker Botts L.L.P.


JDK/TRF/ANM